Exhibit 10.3

AMENDED EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as “Agreement”) is entered into by and between CLS Holdings USA, Inc., a Nevada limited liability company (hereinafter referred to as the “Company”), and Jamie Dickson (hereinafter referred to as “Executive”).

WHEREAS, the Company and the Executive entered into the original Employment Agreement (“Original Employment Agreement”) effective February 1, 2024 with Executive serving in the role of Chief Compliance Officer. The Original Employment Agreement was set to expire on January 31, 2027.

WHEREAS, the Company and the Executive entered into an Amendment to the Employment Agreement (the “Amended Employment Agreement”) pursuant to which: (1) the term of the Employment Agreement was extended to June 12, 2024 to May 31, 2028; and (2) Executive was provided with a Golden Parachute Agreement in the event of a termination in connection with a Change of Control (as defined in the Golden Parachute Agreement).

WHEREAS, it is the intention of the Company and the Executive that, effective June 12, 2024, this Amended Employment Agreement shall supersede and negate any previous employment agreements or amendments thereto, and that this Amended Employment Agreement shall contain the full terms of the employment relationship between the Executive and the Company.

NOW THEREFORE, in consideration of the forgoing, the mutual promises contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:

1.    Term of Employment. The initial term of this Agreement shall be for four (4) years, beginning on June 12, 2024, (the “Effective Date”) and ending on May 31, 2028. This Agreement is up for consideration of renewal within 60 days prior to the expiration date.

2.    Employment Verification. This offer of employment is contingent on you having the legal right to work in the United States. The Company is required by federal law to document and verify each new employee (both citizen and non-citizen) is legally authorized to work no later than your first day of employment, you must complete and sign Section I of Form I-9, Employment Eligibility Verification. Do not complete or sign this form until your first day of employment. You should bring on your first day sufficient documentation to demonstrate your identity and employment authorization (eligibility to work in the United States). Documents acceptable for this purpose are listed at https://www.uscis.gov/i-9. As required by federal law, within three business days of starting work for pay, you must present to the Company documentation that establishes your identity and employment authorization.

3.    Duties and Responsibilities. The Company hereby employs Executive as the Chief Administrative Officer, Chief Compliance Officer and Corporate Secretary, with such powers and duties in that capacity as may be established from time to time by the Manager of the Company in its discretion. In addition, Executive will devote their entire time, attention and energies, and best efforts, to the business of the Company, its parent and their subsidiaries and affiliates in such capacity as may be requested by the Manager of the Company from time to time in its discretion during the term of this Agreement. Specifically, among other things, Executive shall perform: (i) the duties listed in their job description, and (ii) any other duties as assigned by the Manager. During employment, Executive will not engage in any other business activities, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage. Executive shall use best efforts and skill to best promote the business and the interests of the Company. Executive shall at all times use best efforts to preserve and maintain the business relationships between the Company and its executives, employees, clients, suppliers and vendors.

4.    Compensation.

(a)    Base Salary. During the term of this Agreement, the Company will pay Executive a base salary of $160,000.00 annually, effective February 01, 2024, payable in installments according to the Company’s normal payroll practices. Bonuses may be issued to the Executive at the discretion of the CEO for exemplary work performance or achievements. The Company shall withhold federal, state and local income, employment or other taxes as required by applicable law from all compensation or benefits paid to you in connection with your employment. By accepting this position, you agree you understand that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

(b)    Stock Option Awards. The Company shall grant Executive an option to purchase Seven Hundred Fifty Thousand (750,000) shares of the Company’s Common Stock, par value $0.001 (the “Option”) on the date hereof. The Option shall vest 1/36 (20,833 shares) each month over a three (3)-year period and have an exercise price equal to the closing price of the Company’s Common Stock on the date of the Option grant. The Option will be documented in an Award Agreement (as defined in the Plan) pursuant to the Company’s 2024 Equity Incentive Plan (the “Plan”). The vesting of the Option shall accelerate and the Option shall be fully vested immediately prior to a Change in Control (as defined in the Plan) provided Executive is then- employed by the Company.

(c)    Salary Increases. The Company may, in its sole discretion, increase Executive’s salary from time to time, depending on criteria such as Executive’s performance and the financial performance of the Company.

(d)    Vacation. Executive shall be entitled to paid vacation in accordance with the Company’s policies.

(e)    Holidays, Sick Days and Personal Days. Executive shall be entitled to paid holidays and sick days in accordance with the Company’s policies.

(f)    Salary Continuation. If Executive is unable to work due to a physical or mental illness (of a nature that meets the definition of “total disability” for purposes of any Company disability insurance), the Company shall continue Executive’s base salary for up to 90 days after Executive first becomes disabled. This provision shall only apply once during the term of this Agreement.

(g)    Health, Life and Disability Insurance, and Profit-Sharing Plans. Executive shall be entitled to participate in Company group health, life, disability, stock option, retirement, or 401(k) plans or programs, if and when such plans or programs are offered by the Company, subject to the Executive having met any eligibility requirements for participation therein. With respect to health care, the Company shall pay 90% of the Executives employee contribution towards the cost of the health care insurance and Executive shall pay the entire premium for their spouse and dependents, if applicable, to participate in the Company’s health care plan, if applicable. The Executive will be responsible for any remainder premiums, in accordance with the applicable terms and conditions for such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to its employees. Executive will be covered by workers’ compensation insurance, state disability insurance, and other governmental benefit programs, as required by applicable law.

(h)    Expense Reimbursement. The Company shall reimburse Executive for the expenses incurred in providing services to the Company, including expenses for travel, entertainment and similar items, in accordance with the Company’s reimbursement policies as determined from time to time by the Board of the Company. The Company shall also reimburse Executive for costs to attend compliance and continuing education courses required by applicable laws and regulations for Executive to perform the duties under this Agreement.

5.    Performance Review. The Company shall provide Executive with an interim review and evaluation of their performance six months after the Effective Date of this Agreement. Executive’s supervisor will contact Executive and initiate the performance review.

6.    Death or Disability.

(a)    In the event of Executive’s death, this Agreement and the Executive’s salary and compensation shall automatically end.

(b)    Subject to Section 3(e), if Executive becomes unable to perform employment duties on a full-time basis the during the term of this Agreement, their compensation under this Agreement shall automatically be suspended after any accrued paid time off has been exhausted and shall continue to be suspended until such time as Executive becomes able to resume job duties for the Company. In the event that Executive becomes unable to perform the employment duties for a cumulative period of six months within any span of twelve months during the term of this Agreement, this Agreement and Executive’s employment will be automatically terminated.

7.    Termination by Company for Cause.

(a)    The Company may terminate this Agreement, and Executive’s employment, “for cause” at any time. As used herein “for cause” shall mean any one of the following:

(i)    The willful breach or habitual neglect by Executive of their job duties and responsibilities after notice by the Company; or

(ii)    Conviction of any felony that should cause Executive to be unfit for continued employment by the Company or prevent Executive from performing their duties hereunder; or

(iii)    Commission of an act of “dishonesty,” which act directly or indirectly involves the Company (an act of Executive shall not be deemed to be “dishonest” if Executive took such action in Executive’s good faith belief that it was honest and in the best interest of the Company); or

(iv)    Any act or omission deemed as grounds for termination of employees as set forth in the Company’s personnel policies in existence at the time; or

(v)    A material breach of this Agreement, after notice and an opportunity to cure.

In the event the Company terminates Executive’s employment for cause, Executive’s salary and any additional cash or equity compensation that would otherwise be payable for that calendar year and prior years and subsequent years shall automatically terminate and be forfeited.

8.    Termination by Company without Cause. If the Company terminates Executive without “cause,” as defined above, within one year after the Effective Date, then the Company shall pay Executive one month’s salary and provide Executive with group health insurance coverage for one month in full and complete satisfaction of its obligations under this Agreement.

9.    Termination from a Change in Control. The Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Exhibit B attached hereto and incorporated by reference herein) may exist and that such possibility, and the uncertainty and questions which it may raise among management, could result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders. The Company has determined that appropriate steps should be taken to reinforce and encourage the continued efforts and dedication of key members of the Company’s management, including Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Therefore, in order to induce Employee to remain in the employ of the Company and in consideration of Employee’s agreement set forth in Exhibit B hereto, the Company agrees that Employee shall receive the severance benefits set forth in the attached Golden Parachute Agreement in the event employment with the Company is terminated subsequent to a Change in Control.

10.    Cooperation. Upon the termination of this Agreement for any reason, Executive agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities, which Executive performed for the Company. Further, after termination of this Agreement, Executive will upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation to which the Company is or may become party.

11.    Confidentiality, Non-Compete, and Property Rights. As a material inducement to the Company to enter into this Agreement, Executive has executed and delivered, or will execute and deliver, effective as of the Effective Date, a Confidentiality, Non-Compete, and Property Rights Agreement (“Non-Compete Agreement”) and (“Non-Disclosure Agreement”) in substantially the form attached hereto as Exhibit A. Upon the Effective Date, Executive shall have resigned as an officer, director, and/or employee from any and all external THC cannabis businesses with which Executive is or has been affiliated.

12.    Resolution of Disputes by Mediation and Arbitration. Any dispute, claim, or controversy that arises out of or relates to this Employment, or the breach of it, will be resolved first by mediation. To the extent the dispute, claim, or controversy is not resolved in mediation, the dispute, claim, or controversy will be resolved by arbitration in Las Vegas, Nevada in accordance with the rules then existing of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company’s right to obtain injunctive relief for violations of the Non- Compete Agreement. The prevailing party shall be entitled to payment for all costs and reasonable attorneys’ fees (both trial and appellate) incurred by the prevailing party in regard to the mediation, arbitration, and/or any litigation commenced to resolve the dispute, claim, or controversy.

13.    Compliance with Other Policies. As a condition of your employment, you are required to read, acknowledge, and abide by every protocol and every policy of the Company as set forth in the Employee Handbook, Code of Conduct, Conflict of Interest and Related-Party Transactions Policy and any amendments thereto or all other published policies of the Company now and in the future.

14.    Adequate Consideration. Executive expressly agrees that the Company has provided adequate, reasonable consideration for the obligations imposed upon them in this Agreement.

15.    Effect of Prior Agreements. This Agreement supersedes any prior agreement or understanding between the Company and Executive.

16.    Limited Effect of Waiver by Company. If the Company waives a breach of any provision of this Agreement by Executive, that waiver will not operate or be construed as a waiver of later breaches by Executive.

17.    Notices. All notices and other communications that are required or may be given under this Employment shall be in writing and shall be delivered via an electronic copy via e-mail, addressed to the party concerned at the following addresses:

If to the Company:         CLS Holdings USA, Inc.

jamie@oasiscannabis.com

aglashow63@gmail.com

With a copy to:               Michael Glover, Esq.

michaelglover12@icloud.com

If to Executive:               Jamie Dickson

jamie@oasiscanabis.com

18.    Severability. If any provision of this Agreement is held invalid for any reason, such invalid provision shall be reformed, to the extent possible, to best reflect the intention of the parties, and the other provisions of this Agreement will remain in effect, insofar as they are consistent with law.

19.    Assumption of Agreement by Company’s Successors and Assigns. At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit and be binding upon the Company’s successors and assigns. Executive may not assign their rights and obligations under this Agreement.

20.    Applicable Law. Executive and the Company agree that this Agreement shall be subject to, and enforceable under, the laws of the State of Nevada, without giving effect to Nevada’s choice of law provisions.

21.    Entire Agreement; Oral Modifications Not Binding. This instrument is the entire Agreement between the Company and Executive with respect to the subject matter hereof. Executive agrees that no other promises or commitments have been made to Executive. This Agreement may be altered by the parties only by a written Agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

[SIGNATURES ON FOLLOWING PAGE]

ACKNOWLEDGMENT AND ACCEPTANCE OF EMPLOYMENT OFFER

I have read and understood the terms of this Agreement. By signing below, I:

(1)	fully agree to the terms and conditions set forth in this Agreement;
(2)	acknowledge there are no marginal notations or revisions to these documents; and
(3)

have not relied on any promises, commitments, statements or representations, whether spoken or in writing, made to me by any Company representative, except for what is expressly stated in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on June 12, 2024.

COMPANY	EXECUTIVE

CLS Holdings USA, Inc.

By:
Andrew Glashow, Chairman and CEO	Jamie Dickson

EXHIBIT A

Updated NCA and NDA Agreements:

Signed and on file with HR Dept

April 27, 2022.